SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-27682

                         Globe Business Resources, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

      11260 Chester Road, Suite 400, Cincinnati, Ohio 45246 (513) 771-8287
     ----------------------------------------------------------------------
     (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                           Common Stock, No Par Value
                          ---------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                                   Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1




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     Pursuant to the requirements of the Securities  Exchange Act of 1934, Globe
Business Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 11, 2000


                                        GLOBE BUSINESS RESOURCES, INC.,
                                        an Ohio Corporation


                                        By:  /s/ Myron D. Wolf
                                           --------------------------------
                                           Name:   Myron D. Wolf
                                           Title:  Secretary